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                                                             EXHIBIT 99(a)(1)(D)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                               WYANT CORPORATION
                                       AT

                              $4.00 NET PER SHARE
                                       BY
                           PERKINS ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                              PERKINS PAPERS LTD.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 5, 2000,
                         UNLESS THE OFFER IS EXTENDED.

                                                               September 8, 2000

To Brokers, Dealers, Banks,

Trust Companies and other Nominees:

    We have been engaged by Perkins Acquisition Corp., a New York corporation (the "Purchaser") and a wholly owned subsidiary of Perkins Papers Ltd., a Canada corporation ("Parent"), and Parent to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Wyant Corporation, a New York corporation (the "Company"), at $4.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated September 8, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

        1. Offer to Purchase dated September 8, 2000;

        2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);

        3. Letter to Stockholders of the Company from the Chairman, President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

        4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

        5. Notice of Guaranteed Delivery with respect to Shares;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to Harris Trust Company of New York, as Depositary.
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    THE OFFER IS SUBJECT TO SATISFACTION OF CERTAIN CONDITIONS AS SET FORTH IN
THE MERGER AGREEMENT, INCLUDING THE EXPIRATION OF THE APPLICABLE WAITING PERIODS UNDER THE U.S. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE COMPETITION ACT (CANADA), BUT IS NOT CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER ANY MINIMUM NUMBER OF SHARES.

    We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, October 5, 2000, unless extended.

    The board of directors of the Company by unanimous vote of all directors present at a meeting held on August 30, 2000 (i) determined that the Merger (as defined below) is advisable and that the terms of the Offer and Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger and adopted and approved the Merger Agreement (as defined below) and (iii) recommended that the Company's stockholders accept the Offer and, if approval is required by applicable law, approve the Merger and approve and adopt the Merger Agreement.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 30, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the surviving entity becoming a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company (or by stockholders, if any, who are entitled to and properly exercise appraisal rights under New York law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase. The Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any wholly owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement, nor Parent of its obligations to ensure the Purchaser's performance of its obligations under the Merger Agreement.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offering materials to your customers.

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    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,
                                          MacKenzie Partners, Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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